Exhibit 99

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. SETTLES PATENT INFRINGEMENT SUIT AGAINST NEW MEDICAL TECHNOLOGY (NMT)

LITTLE ELM, Texas, April 29, 2004—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today announced that it has settled its patent infringement lawsuit against New Medical Technology, Inc. (NMT, Inc.) and its affiliates for $1 million in cash and admissions by NMT that NMT’s Safety Syringe infringed three of the patents covering Retractable’s VanishPoint® automated retraction safety syringe.

The agreement between Retractable and Livingston, Scotland-based NMT also bars NMT from marketing its Safety Syringe in the U. S. until the VanishPoint® patents expire. The patents in suit are part of the extensive U.S. and international patent estate covering VanishPoint® safety devices that is owned by Retractable president and CEO Thomas J. Shaw and licensed exclusively to Retractable. Originally filed by Retractable against NMT on February 2, 2002, the lawsuit had been scheduled to go to trial in June in U.S. District Court, Sherman, Texas.

On signing the settlement agreement, Mr. Shaw said, “This settlement validates our long held contention that Retractable holds a strong and defendable patent position for automated retraction syringes. This agreement should serve as a warning to other would-be imitators of our revolutionary, lifesaving technology that Retractable will not tolerate infringements on our intellectual property.”

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs through our manufacturing agreement with Double Dove, the Company’s ability to resolve its litigation with Becton Dickinson;

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the Company’s ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales; the increased interest of larger market players (specifically BD) in providing safety needle devices such as the competing retractable syringe, the Integra, other syringe marketers in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact: Douglas W. Cowan Chief Financial Officer (888)806-2626 or (972)294-1010 rtifinancial@vanishpoint.com	Media Contact: Phillip L. Zweig Communications Director (212)490-0811 or (214)912-7415 (cell) plzweig@aol.com